CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust Completes Acquisition Phase

New York, NY, December 5, 2011 ˗ American Realty Capital Trust, Inc. (“ARCT” or the “Company”) announced today the successful completion of acquisitions for its portfolio of properties.

“We could not be more pleased that the $1.7 billion of equity we raised for ARCT, especially in the months leading up to our closing in July, has been substantially invested consistent with our strategy.  Our real estate team has worked overtime in making certain that these sums were put to work on behalf of our investors with no ‘style drift,’” offered Nicholas S. Schorsch, Chairman and CEO of ARCT.

“The Company’s strategy began with a focus on retail and commercial properties net leased long term to a diversified group of credit worthy companies,” explained William M. Kahane, President and COO of ARCT.  “We have built a portfolio of 479 properties, approximately $2.1 billion of purchase price, 74% investment grade tenants when measured by NOI.  Our cap rate is north of 8% and we are borrowing on average at about 5.25%.  Our average remaining primary term is just under 14 years.  We have never waivered from our core investment values.”

Portfolio Highlights	December 5, 2011
Total Assets (Base Purchase Price)	$2.1 Billion
Total Capital Raised	$1.7 Billion
Net Operating Income (Measured on a GAAP basis)	$170 million
Number of Properties	479
States and U.S Territories (including Puerto Rico)	42 + Puerto Rico
Number of Tenants	60
Number of Industries	21
Percent Investment Grade Tenants	74%
Capitalization Rate (Weighted Average)	8.14%
Average Mortgage Interest Rate	5.27%
Average Remaining Lease Term	13.6

ARCT is a public, non-traded, real estate investment trust with a core investment strategy to acquire, own and manage a portfolio of retail and commercial properties leased to a diversified group of credit worthy companies. ARCT was formed by Nicholas S. Schorsch and William M. Kahane, both of whom have extensive backgrounds in real estate with particular expertise in net leased properties, transaction structuring, capital markets and public listed and non-listed companies. The Company has acquired single-tenant, freestanding properties, net-leased on a long-term basis to investment-grade and other creditworthy tenants. ARCT’s targeted properties enjoy a strong location on “Main Street, USA,” e.g., pharmacies, banks, restaurants, gas/convenience stores, or are situated along high traffic transit corridors at locations carefully selected by the corporate tenant to support operationally essential corporate distribution/warehouse and logistical facilities.

For more information, visit www.americanrealtycap.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.

To arrange interviews with American Realty Capital executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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